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NEWS RELEASE

FOR IMMEDIATE RELEASE                       For Further Information Contact:
October 16, 1998                            Greg D. Kerley
                                            Senior Vice President and
                                              Chief Financial Officer
                                            (501) 521-1141


                    SOUTHWESTERN ENERGY DISSAPPOINTED BY
            ADVERSE JURY VERDICT IN CLASS ACTION ROYALTY LAWSUIT

 Company Plans Immediate Appeal Through the Legal System and Will Aggressively
      Communicate to Ensure Public Understanding of the Complex Issues

         Southwestern Energy Company (NYSE: SWN) today announced that on October 15, 1998, a state court jury in Fort Smith, Arkansas, by a vote of nine to three, returned a verdict against Southwestern Energy Company ("the Company") and two of its wholly-owned subsidiaries, SEECO, Inc. and Arkansas Western Gas Company, in the amount of $62,136,827. If the verdict is upheld on appeal, the defendants would also be liable for pre-judgment interest in an amount that has not been determined at this time, but which could be in excess of $30,000,000.
         The verdict was returned following a trial on the issues of a class action lawsuit brought by certain royalty owners of SEECO, Inc., who contend that the defendants breached implied covenants in certain oil and gas leases, violated statutory duties regarding the method and timing of paying royalties, misrepresented or failed to disclose material facts to royalty owners concerning gas purchase contracts between the Company's subsidiaries, and failed to fulfill other alleged common law duties to the members of the royalty owner plaintiff class. The litigation was commenced in May 1996 and was disclosed by the Company at that time.


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         "We  are  shocked  and  disappointed  by  the  verdict  in  this  case.
Southwestern and its subsidiaries have always treated SEECO's royalty owners fairly and have paid royalties in accordance with the law on each and every dollar which SEECO has received from the sale of natural gas," said Charles E. Scharlau, Chairman and Chief Executive Officer of Southwestern. "While cases like this are complex and difficult to understand by their very nature, we believe that illuminating the facts in the case should enable all interested parties to see the injustice of the verdict. We intend to communicate aggressively and to pursue all legal options."
         The Company believes that the jury's verdict was wrong as a matter of law and fact and that incorrect rulings by the trial judge (including evidentiary rulings and prejudicial jury instructions) provide substantial grounds for a successful appeal. The Company intends to seek a stay of the judgment on the jury's verdict and to file and vigorously prosecute an appeal in the Arkansas Supreme Court.
         If the Company is not successful in its appeal from the jury verdict, the Company's financial condition and results of operations would be materially and adversely affected.

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